As filed with the Securities and Exchange Commission on September 23, 2019

Registration No. 333-230160

333-223416

333-216435

333-210427

333-202369

333-194464

333-187017

333-180169

333-178154

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-230160

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-223416

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-216435

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-210427

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-202369

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-194464

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-187017

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-180169

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-178154

UNDER

THE SECURITIES ACT OF 1933

INTERMOLECULAR, INC.

(Exact name of registrant as specified in its charter)

Delaware	20-1616267
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

3011 N. First Street, San Jose, CA	95134
(Address of registrant’s principal executive offices)	(Zip Code)

Intermolecular, Inc. 2011 Incentive Award Plan

Intermolecular, Inc. 2004 Equity Incentive Plan, as amended

(Full title of the Plan)

Luiz Vieira

President

Intermolecular, Inc.

3011 N. First Street

San Jose, CA 95134

(Name and address of agent for service)

(408) 582-5700

(Telephone number, including area code, of agent for service)

Copy to:

David A.

Martland, Esq.

Nixon Peabody LLP

53 State Street

Boston, MA 02109-2835

(617) 345-1000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☒

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

DEREGISTRATION OF SECURITIES

These Post-Effective Amendments (“Post-Effective Amendments”), filed by Intermolecular, Inc. (the “Registrant”), deregister all shares of the Registrant’s common shares, par value $0.001 (“Shares”), remaining unissued and other obligations and interests registered under the following Registration Statements on Form S-8 (each, a “Registration Statement,” and collectively, the “Registration Statements”) filed by the Registrant with the U.S. Securities and Exchange Commission (the “Commission”):

•

Registration Statement on Form S-8 (No. 333-178154), pertaining to the registration of 4,472,236 Shares issuable under the Intermolecular, Inc. 2011 Incentive Award Plan and 8,105,592 Shares issuable under the Intermolecular, Inc. 2004 Equity Incentive Plan, as amended, which was filed with the Commission on November 23, 2011.

•

Registration Statement on Form S-8 (No. 333-180169), pertaining to the registration of an additional 1,899,862 Shares issuable under the Intermolecular, Inc. 2011 Incentive Award Plan, which was filed with the Commission on March 16, 2012.

•

Registration Statement on Form S-8 (No. 333-187017), pertaining to the registration of an additional 1,982,113 Shares issuable under the Intermolecular, Inc. 2011 Incentive Award Plan, which was filed with the Commission on March 4, 2013.

•

Registration Statement on Form S-8 (No. 333-194464), pertaining to the registration of an additional 2,091,886 Shares issuable under the Intermolecular, Inc. 2011 Incentive Award Plan, which was filed with the Commission on March 10, 2014.

•

Registration Statement on Form S-8 (No. 333-202369), pertaining to the registration of an additional 2,142,636 Shares issuable under the Intermolecular, Inc. 2011 Incentive Award Plan, which was filed with the Commission on February 27, 2015.

•

Registration Statement on Form S-8 (No. 333-210427), pertaining to the registration of an additional 2,209,152 Shares issuable under the Intermolecular, Inc. 2011 Incentive Award Plan, which was filed with the Commission on March 28, 2016.

•

Registration Statement on Form S-8 (No. 333-216435), pertaining to the registration of an additional 2,228,109 Shares issuable under the Intermolecular, Inc. 2011 Incentive Award Plan, which was filed with the Commission on March 3, 2017.

•

Registration Statement on Form S-8 (No. 333-223416), pertaining to the registration of an additional 2,230,637 Shares issuable under the Intermolecular, Inc. 2011 Incentive Award Plan, which was filed with the Commission on March 2, 2018.

•

Registration Statement on Form S-8 (No. 333-230160), pertaining to the registration of an additional 2,238,863 Shares issuable under the Intermolecular, Inc. 2011 Incentive Award Plan, which was filed with the Commission on March 8, 2019.

On September 20, 2019, EMD Group Holding II, Inc., an indirect wholly owned subsidiary of Merck KGaA, Darmstadt, Germany, and its wholly owned subsidiary EMD Performance Materials Semiconductor Services Corp., completed its acquisition of the Registrant pursuant to the Agreement and Plan of Merger, dated as of May 6, 2019 (the “Merger Agreement”). Under the Merger Agreement and in accordance with the Delaware General Corporation Law each outstanding share of the Registrant’s Shares were cancelled and converted into the right to receive $1.20 in cash, without interest, subject to applicable withholding taxes. The aggregate consideration was approximately $62 million including the value of the Registrant equity awards paid out pursuant to the Merger Agreement.

In connection with the consummation of the merger as contemplated under the Merger Agreement, the offerings pursuant to the Registration Statements have been terminated. In accordance with undertakings made by the Registrant in the Registration Statements to remove from registration, by means of the Post-Effective Amendments, any of the securities that remain unsold at the termination of the offerings, the Registrant hereby removes from registration all Shares registered under the Registration Statements but not sold under the Registration Statements.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Jose, State of California, on this 23rd day of September, 2019.

INTERMOLECULAR, INC.

By:	/s/ Bill Roeschlein
Bill Roeschlein
Chief Financial Officer

No other person is required to sign these Post-Effective Amendments in reliance upon Rule 478 under the Securities Act of 1933, as amended.